Exhibit (g)(2)

DLP ACCESS FUND

EXPENSE LIMITATION AGREEMENT

ONEASCENT CAPITAL LLC

THIS EXPENSE LIMITATION AGREEMENT (this “Agreement”) is made as of October 27, 2026, by and between DLP ACCESS FUND, a Delaware statutory trust (the “Fund”), and the Fund’s investment adviser, ONEASCENT CAPITAL LLC (the “Adviser”).

WITNESSETH:

WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of an Investment Management Agreement between the Fund and the Adviser dated as of October 27, 2026 (the “Management Agreement”); and

WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Management Agreement that have not been assumed by the Adviser; and

WHEREAS, the Adviser desires to limit the Fund’s Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Fund desires to allow the Adviser to implement those limits.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. Limit on Operating Expenses. The Adviser hereby agrees to waive its Management Fee and to pay or absorb the ordinary operating expenses of the Fund, to the extent that the Fund’s Operating Expenses exceed 1.49% per annum of the Fund’s average daily net assets attributable to the Fund’s shares of beneficial interest (the “Expense Limitation”). In the event that the Operating Expenses of the Fund, as accrued each month, exceed the Expense Limitation, the Adviser will, as needed, first waive its Management Fee and then pay to or absorb for the Fund the excess expense within 30 days of being notified that an excess expense payment is due.

2. Definition. For purposes of this Agreement, the term “Operating Expenses” with respect to the Fund is defined to include the Management Fee payable to the Adviser under the Management Agreement plus the Fund’s ordinary annual operating expenses, but does not include (i) interest; (ii) dividends, amortization/accretion and interest on securities sold short; (iii) brokerage commissions; (iv) acquired fund fees and expenses; (v) administrative and/or shareholder servicing fees payable pursuant to a plan adopted by the Board of Trustees of the Fund (the “Board”); (vi) taxes; and (vii) extraordinary expenses, including but not limited to litigation costs.

3. Reimbursement of Fees and Expenses. Any Management Fee waived and any Fund expense paid or absorbed by the Adviser pursuant to this Agreement is subject to repayment by the Fund within three years from the date on which the Adviser waived the fee or paid or absorbed the expense, provided that the Fund is able to make the repayment without exceeding the lesser of

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(i) the Expense Limitation in place at the time of the waiver, payment or absorption and (ii) the Expense Limitation in place at the time of the repayment, and provided further that the repayment is approved by the Board. The Adviser is under no obligation to seek any such repayment. The Adviser’s right to receive such repayment shall survive the termination of either this Agreement or the Management Agreement, subject to the conditions of this Paragraph 3.

4. Term. This Agreement shall become effective on the date first written above. Once effective, this Agreement shall remain in effect for an initial term ending on the date that is twelve (12) full months after the date on which the Fund’s registration statement on Form N-2 is declared effective by the Securities and Exchange Commission (the “Initial Term”), unless sooner terminated as provided in Paragraph 5 of this Agreement. This Agreement may be extended for successive twelve-month periods, provided that each such extension is approved by a majority of the Trustees of the Fund.

5. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board, on behalf of the Fund, upon sixty (60) days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser. This Agreement will automatically terminate with respect to the Fund if the Management Agreement for the Fund is terminated, with such termination effective upon the effective date of the Management Agreement’s termination for the Fund.

6. Amendment. The Adviser may amend this Agreement at any time, but only with the consent of the Board and pursuant to an instrument in writing signed by both parties. No amendment shall affect the Adviser’s obligation to comply with the Expense Limitation with respect to any period prior to the effectiveness of such amendment.

7. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

8. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

DLP ACCESS FUND

By: /s/ John Siverling

Name: John Siverling

Title: Chief Executive Officer and Chairman of the Board

ONEASCENT CAPITAL LLC

By: /s/ John Siverling

Name: John Siverling

Title: President

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